Exhibit 99.1

Contacts:

Patrick Machado

Chief Business & Financial Officer

(415) 829-4101

Anne Bowdidge

Investor Relations

(650) 218-6900

Medivation Names Cheryl Cohen Chief Commercial Officer

San Francisco, CA (September 8, 2011) — Medivation, Inc. (NASDAQ: MDVN) today announced the appointment of Cheryl Cohen as chief commercial officer. In this position, Ms. Cohen will lead the sales and marketing functions, reporting to David Hung, M.D., president and chief executive officer of Medivation.

“As we approach the AFFIRM readout, we have been focused keenly on preparing for a successful launch of MDV3100 — which will be our next major milestone if we receive positive data and FDA approval,” said Dr. Hung. “We have worked closely with Cheryl as a consultant since 2008, and thus have had the opportunity to observe her strong commercial leadership capabilities first hand. Cheryl’s substantial experience and demonstrated track record in pharmaceutical sales, marketing and reimbursement will be tremendous assets to Medivation in our efforts to ensure a successful launch. We are extremely fortunate to have an individual of Cheryl’s caliber join our team at such an important stage in our company’s history.”

“As a novel oral androgen receptor signaling inhibitor, MDV3100 is poised to provide a new approach to treat advanced prostate cancer with significant commercial opportunities across the disease spectrum,” said Ms. Cohen. “I look forward to working with the Medivation team to execute the commercial activities necessary to fully capitalize on this exciting opportunity.”

Ms. Cohen replaces Rohan Palekar, who has left Medivation to pursue other opportunities. “Rohan has made significant contributions in preparing the market for the MDV3100 launch, leading the commercial, medical affairs and CMC/manufacturing functions, and we wish him the best in his future endeavors,” said Dr. Hung.

Prior to joining Medivation, Ms. Cohen was president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization. She also served previously as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company accountable for managed markets, contracting, and supply chain, where she was directly responsible for access of all Johnson & Johnson products within one of the largest health plans in the country. Prior to her position at Health Care Systems, she served as vice president, rheumatology franchise, at Centocor, Inc., a Johnson & Johnson company, where she had direct responsibility for the $1+ billion per year Remicade U.S. rheumatoid arthritis business and its 170-person sales and marketing team. Ms. Cohen brings 19 years of experience in pharmaceuticals and biotechnology to this position. She earned her B.A. from Saint Joseph College.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer and mild-to-moderate Alzheimer’s disease. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the planned interim analysis in the AFFIRM study, the anticipated timing of announcement of interim and other data from ongoing clinical trials and other statements with respect to future clinical trial events or results, the potential regulatory approval of and commercial opportunities for Medivation’s product candidates and the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreements with Pfizer and Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our prior clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned MDV3100 trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas and Pfizer for the development of MDV3100 and dimebon, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.